Exhibit 99.2

CENDANT TO INCUR CHARGE TO FOURTH QUARTER 2004 EARNINGS RELATED TO THIRD PARTY DISPUTE

Company Does Not Plan to Change Guidance of $0.32 -$0.33 EPS from Continuing Operations for Fourth Quarter 2004

NEW YORK, February 7, 2005 — Cendant Corporation announced that a verdict was rendered Friday, February 4 against its subsidiary, Progeny Marketing Innovations, in a case pending in the Chancery Court of Tennessee in Franklin, arising from a contract dispute with American Bankers Insurance Company of Florida and certain affiliates.

As a result of the verdict, Cendant will record a net charge of $17 million after tax, or $0.02 per diluted share, to fourth quarter 2004 earnings per share from continuing operations. Progeny has not made a determination regarding a potential appeal of the verdict and related judgment.

Despite the charge, Cendant expects to report earnings per share from continuing operations for the fourth quarter of 2004 at the high end of previously disclosed guidance when it releases earnings later today.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at http://www.cendant.com.

Statements about future results made in this release, including the projections and the planned business dispositions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Form 10-Q for the period ended September 30, 2004.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war, terrorism or pandemics, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

Cendant Media Contact:
Elliot Bloom
(212) 413-1832

Cendant Investor Contacts:
Sam Levenson
(212) 413-1834

Henry A. Diamond
(212) 413-1920

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